Exhibit 99.1
International Headquarters
One Enterprise Aliso Viejo, CA 92656
949.461.6000 FAX 949.461.6636
Contact:
Laurie W. Little
Valeant Pharmaceuticals
949-461-6002
laurie.little@valeant.com
VALEANT PHARMACEUTICALS REPORTS
2008 FIRST QUARTER FINANCIAL RESULTS
     ALISO VIEJO, Calif., May 7, 2008 — Valeant Pharmaceuticals International (NYSE: VRX) today announced first quarter financial results for 2008.
Revenues:
     Total revenue decreased 5% to $194.7 million in the first quarter of 2008 as compared to $204.4 million in the first quarter of 2007.
     Product sales increased 8% in the first quarter of 2008 to $181.9 million as compared to $167.9 million reported in the same period last year.
     North America product sales increased 15% to $72.3 million in first quarter of 2008, as compared to $62.6 million in the first quarter of 2007, primarily due to increased sales of Efudex and Cesamet.
     Sales in the International region declined 17% in the 2008 first quarter to $29.2 million as compared to $35.3 million in the same period last year, due to continuing challenges in our Mexican operations and the divestiture of certain subsidiaries and business operations in Asia.
     Sales in the Europe, Middle East and Africa (EMEA) region increased 15% to $80.5 million in the 2008 first quarter as compared to $70.1 million in the same period last year, primarily due to favorable currency fluctuations.
     Alliance revenue decreased 65% to $12.8 million in the 2008 first quarter as compared to $36.5 million in the same period last year. Included in the alliance revenue in the first quarter of 2007 was a $19.2 million pradefovir licensing payment from Schering-Plough. Ribavirin royalty decreased 26%, reflecting competitive dynamics in the ribavirin market in Europe and Japan and the cessation of ribavirin royalties from Roche as a result of a loss of patent coverage in Europe.
Continuing Operations:
     The company’s gross margin on product sales was 70% in the 2008 first quarter as compared to 72% reported in the 2007 first quarter. This decrease primarily reflects the impact of increased inventory reserves.
     Selling expense was 35% of product sales in both the 2008 and 2007 first quarter. General and administrative expenses were 14% of product sales in the 2008 first quarter, as compared to 16% in the same period in 2007. In the first quarter of 2007, general and administrative expenses included two unusual items with a net expense of $1.6 million.
     Research and development costs were $29.4 million in the 2008 first quarter, compared to $21.0 million in the same period in 2007, an increase of 40%. This increase was due to the retigabine clinical development program.
     Net loss from continuing operations was $0.6 million for the first quarter of 2008, or a loss of $0.01 per diluted share as compared to net income from continuing operations of $13.5 million, or $0.14 per diluted share for the first quarter of 2007. Adjusted for non-GAAP items, net loss from continuing operations was $3.9 million or a loss of $0.04 per diluted share as compared to net income of $20.6 million, or $0.21 per diluted share in the first quarter of 2007.
     “The financial results from this quarter continue to highlight the need for decisive change at Valeant,” said J. Michael Pearson, chairman and chief executive officer. “We have initiated steps to address our cost base and return this company to growth and sustained profitability. While we have many challenges still ahead of us, I am pleased we are now in the execution phase of the turnaround.”
Discontinued Operations:
     Valeant announced an agreement to sell Infergen on December 20, 2007. The financial results for Infergen are reflected as discontinued operations and prior periods were restated accordingly. Valeant closed the sale in January 2008 for which we received $70.8 million as an upfront payment and expect to receive two payments up to $20.5 million in the next twelve and eighteen months.
Divestitures:
     Valeant signed a definitive agreement to sell certain subsidiaries and product rights in certain Asian markets including Singapore, the Philippines, Taiwan, Korea, and China in December 2007. The transaction closed in March 2008 for $37.9 million.
Conference Call and Webcast Information:
     Valeant will host a conference call today at 10:00 a.m. EDT (7:00 a.m. PDT) to discuss its 2008 first quarter results. The dial-in number to participate on this call is (877) 295-5743, confirmation code 44566346. International callers should dial (706) 679-0845, confirmation code 44566346. A replay will be available approximately two hours following the conclusion of the conference call through May 14, 2008 and can be accessed by dialing (800) 642-1687, or (706) 645-9291, confirmation code 44566346. The company will also webcast the conference call live over the Internet. The webcast may be accessed through the investor relations section of Valeant’s corporate Web site at www.valeant.com.
About Valeant:
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops and markets a broad range of pharmaceutical products

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primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
     Efudex, Cesamet, Diastat AcuDial, Kinerase, Mestinon, Zelapar, Migranal, Bedoyecta, Dermatix and Bisocard are trademarks or registered trademarks of Valeant Pharmaceuticals International or its related companies. All other trademarks are the trademarks or the registered trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS:
     This press release contains forward-looking statements, including, but not limited to, statements regarding the need for change, steps to control costs and return the company to growth and profitability and future challenges. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to the company’s ability to realize the expected benefits from its restructuring plans, and other risks and uncertainties discussed in the company’s filings with the SEC. Valeant wishes to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Valeant also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
NON-GAAP INFORMATION:
     To supplement the consolidated financial results prepared in accordance with generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as special charges and credits. Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
     Financial Tables, including a reconciliation of GAAP to non-GAAP financial measures, follow.
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Table 1
Valeant Pharmaceuticals International
Consolidated Condensed Statement of Income
For the Three Months Ended March 31, 2008 and 2007

	Three Months Ended
	March 31,
(In thousands, except per share data)	2008	2007	% Change
Product sales	$181,913	$167,933	8%
Alliance revenue (including ribavirin royalties) (a)	12,773	36,470	-65%

Total revenues	194,686	204,403	-5%

Cost of goods sold	54,890	46,901	17%
Selling expenses	63,790	58,440	9%
General and administrative expenses	26,106	26,115	0%
Research and development costs	29,392	20,990	40%
Restructuring, asset impairments and dispositions	(12,664)	7,238	NM
Amortization expense	18,066	17,481	3%

	179,580	177,165	1%

Income from operations	15,106	27,238

Interest expense, net	(4,773)	(6,441)
Other income (expense), net including translation and exchange	(3,252)	1,136

Income from continuing operations before income taxes and minority interest	7,081	21,933

Provision for income taxes	7,651	8,410
Minority interest	2	—

Income (loss) from continuing operations	(572)	13,523

Income (loss) from discontinued operations, net	10,022	(4,200)

Net income	$9,450	$9,323

Basic earnings per common share
Income (loss) from continuing operations	$(0.01)	$0.14
Discontinued operations, net	0.12	(0.04)

Net income	$0.11	$0.10

Shares used in per share computation	89,590	94,730

Diluted earnings per common share
Income (loss) from continuing operations	$(0.01)	$0.14
Discontinued operations, net	0.12	(0.04)

Net income	$0.11	$0.10

Shares used in per share computation	89,590	96,019

(a)	Alliance revenue for the three months ended March 31, 2008 relates to ribavirin royalty of $12.8 million. Alliance revenue for the three months ended March 31, 2007 includes ribavirin royalties of $17.3 million and a $19.2 million milestone payment received from Schering-Plough related to the out-licensing of pradefovir.

Table 2
Valeant Pharmaceuticals International
GAAP Reconciliation of Basic and Diluted Earnings Per Share
For the Three Months Ended March 31, 2008 and 2007

	Three Months Ended
	March 31,
(In thousands, except per share data)	2008	2007
Income (loss) from continuing operations	$(572)	$13,523

Non-GAAP adjustments:
Professional fees related to Special Committee option investigation (a)	—	630
Restructuring, asset impairments and dispositions (b)	(12,664)	7,238
Tax (c)	9,326	(828)

Adjusted income (loss) from continuing operations before the above charges	$(3,910)	$20,563

Adjusted basic EPS from continuing operations	$(0.04)	$0.22

Adjusted diluted EPS from continuing operations	$(0.04)	$0.21

Shares used in adjusted basic per share calculation	89,590	94,730

Shares used in adjusted diluted per share calculation	89,590	96,019

(a)	Non-recurring professional fees relating to the investigation by the Special Committee into stock option practices and the related restatement of financial statements.

(b)	Net restructuring, asset impairments and dispositions benefits for the three months ended March 31, 2008 of $12.7 million includes a $36.9 million net gain on the sale of Asia Pacific offset by other charges of $24.2 million, which included an impairment of $7.9 million relating to the sale of Argentina, $4.8 million of professional and legal fees and $11.5 million in employee related costs. Restructuring in March 31, 2007 relates to the restructuring announced in April 2006.

(c)	Tax effect for non-GAAP adjustments, including tax benefits from U.S. net operating losses not recognized for GAAP purposes.
To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as special charges and credits. Management does not consider the excluded items part of the day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such items.
By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Table 3

Valeant Pharmaceuticals International
Reconciliation of Consolidated Income From Operations to Non-GAAP
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
For the Three Months Ended March 31, 2008 and 2007
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
Consolidated income from operations (GAAP)	$15,106	$27,238
Depreciation and amortization	22,889	21,396

EBITDA (non-GAAP) (a)	37,995	48,634
Other non-GAAP adjustments (b)	(12,664)	7,868

Adjusted EBITDA (non-GAAP) (a)	$25,331	$56,502

(a)	We believe that EBITDA and Adjusted EBITDA are meaningful non-GAAP financial measures as earnings-derived indicators of the cash flow generation ability of the company. We calculate EBITDA by adding depreciation and amortization back to consolidated income from operations. Adjusted EBITDA excludes the additional costs set forth in note (b) below. EBITDA and Adjusted EBITDA, as defined and presented by us, may not be comparable to similar measures reported by other companies.

(b)	See Table 2 for explanation of non-GAAP adjustments.

Table 4

Valeant Pharmaceuticals International
Supplemental Sales Information
For the Three Months Ended March 31, 2008 and 2007
(In thousands)

	Three Months Ended		%
	March 31,		Increase/
	2008	2007	(Decrease)
Neurology
Diastat® AcuDial™	$12,179	$11,072	10%
Mestinon®	11,531	10,538	9%
Cesamet®	9,996	5,911	69%
Librax®	3,582	3,667	(2%)
Migranal®	2,556	3,036	(16%)
Tasmar®	2,423	1,982	22%
Dalmane®/Dalmadorm®	2,174	2,336	(7%)
Zelapar®	1,939	195	894%
Melleril	1,104	1,538	(28%)
Other Neurology	12,799	15,689	(18%)

Dermatology
Efudix/Efudex®	23,194	12,477	86%
Kinerase®	5,610	8,378	(33%)
Dermatix™	3,471	2,771	25%
Oxsoralen-Ultra®	2,745	3,883	(29%)
Other Dermatology	7,020	8,013	(12%)

Infectious Disease
Virazole®	5,496	5,519	(0%)
Other Infectious Disease	4,954	5,155	(4%)

Other Therapeutic Classes
Bisocard	6,825	4,694	45%
Solcoseryl	6,285	5,347	18%
Bedoyecta™	3,987	4,561	(13%)
Nyal	2,388	1,763	35%
MVI (multi-vitamin infusion)	2,258	2,482	(9%)
Protamin	1,644	2,070	(21%)
Espaven	1,076	1,862	(42%)
Other Pharmaceutical Products	44,677	42,994	4%

Total product sales (a)	$181,913	$167,933	8%

(a)	Product sales the three months ended March 31, 2008 include $1.1 million for products which have been divested in March 2008, compared to $4.1 million for the same period in 2007.

Table 5

Valeant Pharmaceuticals International
Consolidated Condensed Statement of Revenue and Operating Income — Regional
For the Three Months Ended March 31, 2008 and 2007
(In thousands)

	Three Months Ended
	March 31,
	2008	2007	% Change
Revenues

North America	$72,276	$62,599	15%
International	29,151	35,275	-17%
EMEA	80,486	70,059	15%

Total specialty pharmaceuticals	181,913	167,933	8%

Alliance revenue (including ribavirin royalties) (a)	12,773	36,470	-65%

Consolidated revenues	$194,686	$204,403	-5%

Cost of goods sold	$54,890	$46,901	17%

Gross profit margin on pharmaceutical sales	70%	72%

	Three Months Ended
	March 31,
	2008	2007	% Change
Income from Operations

North America	$27,413	$17,331	58%
International	(2,653)	273	—
EMEA	11,087	18,709	-41%

	35,847	36,313	-1%

Corporate expenses	$(15,427)	$(15,960)	-3%

Total specialty pharmaceuticals	20,420	20,353	0%

Restructuring, asset impairments and dispositions	12,664	(7,238)	NM
Research and development costs	(17,978)	14,123	—

Total consolidated income from operations	$15,106	$27,238

	Three Months Ended
		March 31,
	2008	%	2007	%
Gross Profit

North America	$61,112	85%	$52,797	84%
International	17,618	60%	23,813	68%
EMEA	48,293	60%	44,422	63%

Total specialty pharmaceuticals	$127,023	70%	$121,032	72%

(a)	Alliance revenue for the three months ended March 31, 2008 relates to ribavirin royalty of $12.8 million. Alliance revenue for the three months ended March 31, 2007 includes ribavirin royalties of $17.3 million and a $19.2 million milestone payment received from Schering-Plough related to the out-licensing of pradefovir.

Table 6

Valeant Pharmaceuticals International
Consolidated Balance Sheet and Other Data
(In thousands)

	As of	As of
	March 31,	December 31,
	2008	2007
Balance Sheet Data

Cash and cash equivalents	$498,097	$309,365
Marketable securities	21,162	52,122

Total cash and marketable securities	$519,259	$361,487

Accounts receivable, net	$169,400	$191,796
Inventory, net	118,199	115,177
Long-term debt	785,862	782,552

	Three Months Ended
	March 31,
	2008	2007
Other Data

Cash flow provided by (used in):

Operating activities	$53,529	$31,107
Investing activities	65,705	4,568
Financing activities and discontinued operations	59,892	(7,070)
Effect of exchange rate changes on cash and cash equivalents	9,606	816

Net increase in cash and cash equivalents	188,732	29,421
Net decrease in marketable securities	(30,960)	(1,415)

Net increase in cash and marketable securities	$157,772	$28,006

Table 7

Valeant Pharmaceuticals International
Supplemental Non-GAAP Information on Currency Effect
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
Consolidated

Product sales	$181,913	$167,933
Currency effect	(13,983)
Product sales, excluding currency impact	$167,930

Operating income	$15,106	$27,238
Currency effect	(3,660)
Operating income, excluding currency impact	$11,446

Geographic Product Sales

North America pharmaceuticals	$72,276	$62,599
Currency effect	(1,949)
North America pharmaceuticals, excluding currency impact	$70,327

International pharmaceuticals	$29,151	$35,275
Currency effect	(1,692)
International pharmaceuticals, excluding currency impact	$27,459

EMEA pharmaceuticals	$80,486	$70,059
Currency effect	(10,342)
EMEA pharmaceuticals, excluding currency impact	$70,144

Note:	Currency effect is determined by comparing adjusted 2008 reported amounts, calculated using 2007 monthly average exchange rates, to the actual 2007 reported amounts. Constant currency sales is not a GAAP-defined measure of revenue growth. Constant currency sales as defined and presented by us may not be comparable to similar measures reported by other companies.